UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – FEBRUARY 6, 2014

EPCYLON TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-53770	27-0156048
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

131 Bloor Street West, Suite 200/372
Toronto, Ontario, Canada M5S 1R8
(Address of principal executive offices)

(416) 479-0880 (Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective on February 6, 2014, the Board of Directors of Epcylon Technologies Inc., a Nevada corporation (the “Company”), accepted the resignation of Emlyn David as the Chief Financial Officer and a member of the Board of Directors of the Company. Mr. David has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Therefore, as of the date of this Current Report, the Board of Directors consists of the following members: Cato Kemmler and Todd Halpern.

Effective February 6, 2014, the Board of Directors of the Company accepted the consent of Kyle Appleby as the Chief Financial Officer of the Company. In its continued efforts to restructure the senior management and to reflect the Company's new diversified business verticals, the Board of Directors is happy to announce the appointment of Kyle Appleby as the Chief Financial Officer effective immediately.

Biography

During the past twelve years, Mr. Appleby has been engaged as a chartered accountant acquiring extensive experience in finance, accounting and compliance involving diverse industries including junior mining, oil and gas, investment funds, manufacturing and distributing. Mr. Appleby has a proven ability to improve operations, impact growth, maximize profits and meet deadlines. He has hands on experience in management working with boards of directors, banks, lawyers, auditors and regulatory bodies.

From 2007 to current date, Mr. Appleby has been the president of CFO Advantage Inc., which is a provider of part time chief financial officer services specializing in providing a comprehensive range of financial, accounting and other related services to companies that are reporting issues in Canada and the United States. Certain of the key services provided include: (i) chief financial officer function providing strategic direction and leadership to selected small and medium size companies; (ii) preparation of annual and interim financial statements and management's discussion and analysis; (iii) assist companies with listing on a stock exchange; (iv) act as key contact between stock exchange and other regulatory bodies to ensure compliance; (v) treasury functions including cash management, and liaison with the Company’s day-to-day operating bank manager; (vi) assistance with financings; (vii) present all financial reports to board of directors and audit committees for review and approval; (viii) liaison with the company’s external independent auditors and provide assistance during annual audit; (ix) design and implement internal control procedures and processes; and (x) assist in administering flow through share issuances.

From approximately October 2004 through December 2006, Mr. Appleby was a manager at Silver Gold Glatt & Grossman LLP where he was responsible for planning and managing audits of eighty investment funds and twenty management companies with $2,000,000 to $250,000,000 of funds under management. He was also responsible for financial statement presentation and disclosure of all onshore and offshore investment fund clients and keeping up-to-date with all regulatory issues relating to investment funds to ensure clients are in compliance with securities laws. Mr. Appleby also managed an accounting staff of seven for various assurance engagements. He was further responsible for preparation and review of corporate and personal tax returns and the preparation of monthly valuations for a group of six domestic hedge funds. Lastly, Mr. Appleby created compliance manuals for various hedge funds to ensure compliance with industry regulations and to maintain a strong internal control environment.

From approximately September 1998 through August 2003, Mr. Appleby was a senior accountant at SF Partnership LLC where he was responsible for the preparation of corporate and personal income tax returns, corporate and personal tax planning and due diligence analysis of companies being purchased, which involved assessing and evaluating current financial positions of these companies prior to their purchase. Mr. Appleby was also involved in assessing companies' internal controls, which included identification of areas of weakness and providing recommendations to improve operational efficiencies and effectiveness. Mr. Appleby led teams on audit and review engagements in a variety of different industries, including technology, real estate, manufacturing, distribution and non-profit.

Mr. Appleby also currently is acting as the chief financial officer for the following companies: Renforth Resources Inc. (RFR - CNSX), Xylitol Canada Inc (XYL - TSXV), and Mercom Oil Sands PLC (MMO - AIM).

Mr. Appleby graduated from York University with a Bachelor of Arts in Economics. He was admitted to the Institute of Chartered Accountants of Ontario in May 2001.

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

CFO Advantage Inc. Agreement

Effective on February 1, 2014, the Board of Directors approved and authorized the execution of that certain agreement dated February 1, 2014 (the "Agreement") with CFO Advantage Inc. ("CFO Advantage") regarding the appointment of Mr. Appleby as the Company's Chief Financial Officer. In accordance with the terms and provisions of the Agreement: (i) the Company shall through CFO Advantage retain Mr. Appleby to perform all financial and accounting functions including, but not limited to, the management of the finance administration, financial reporting, liaising with external professional such as auditors, lawyers and bankers, ensuring regulatory compliance, attending board and audit committee meetings; (ii) the Company shall pay to CFO Advantage a monthly fee of $2,000 to be paid in a combination of cash and issuance of shares of common stock.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.01	Agreement dated February 1, 2014 between Epcylon Technologies Inc. and CFO Advantage Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPCYLON TECHNOLOGIES, INC.

DATE: February 11, 2014	/s/ Cato Kemmler
Name: Cato Kemmler
Title: President